Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 20, 2016

DowDuPont Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

c/o E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, DE 19805

Ladies and Gentlemen:

We have acted as counsel to DowDuPont Inc., a Delaware corporation formerly known as Diamond-Orion HoldCo, Inc. (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, File No. 333-209869 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of an aggregate of up to 2,393,740,526 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued pursuant to, and in connection with the transactions contemplated by, the Agreement and Plan of Merger, dated as of December 11, 2015 (the “Agreement”), by and among the Company, The Dow Chemical Company, Diamond Merger Sub, Inc., Orion Merger Sub, Inc., and E. I. du Pont de Nemours and Company, which Agreement is described in the Registration Statement and included as Annex A thereto.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective under the Act by order of the Commission, and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP